Exhibit 5(i)

601 Lexington Avenue
New York, New York 10022

(212) 446-4800	Facsimile:
(212) 446-4900
www.kirkland.com

March 7, 2014

H.J. Heinz Company

1 PPG Place

Suite 3100

Pittsburgh, Pennsylvania 15222

Re:        Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to H.J. Heinz Company, a Delaware corporation (the “Issuer”), in connection with the proposed registration by the Issuer of $3,100,000,000 in aggregate principal amount of 4.25% Senior Notes due 2020 (the “Exchange Notes”) to be guaranteed (the “Guarantees”) by Hawk Acquisition Intermediate Corporation II and each entity listed on Schedule A (the “Guarantors”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of April 1, 2013 (as amended, supplemental or otherwise modified as of the date hereof, the “Indenture”) by and between the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and collateral agent. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 4.25% Senior Notes due 2020 issued on April 1, 2013 (the “Old Notes”), of which $3,100,000,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Issuer and the Guarantors, (ii) minutes and records of the corporate proceedings of the Issuer and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Rights Agreement, dated as of April 1, 2013 by and among Hawk Acquisition Sub, Inc., Hawk Acquisition Intermediate Corporation II, as a guarantor and Wells Fargo Securities, LLC for itself and on behalf of J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and the other Initial Purchasers, (v) the Registration Statement and (vi) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the guarantee have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the Guarantees related thereto pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will be validly issued under the Indenture and binding obligations of the Issuer and the Guarantees will be validly issued under the Indenture and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any registrant is bound, except those agreements and instruments that have been identified by the Issuer as being material to it and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/S/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP

Schedule A

1.	H.J. Heinz Company, L.P.

2.	Heinz Credit LLC

3.	Heinz GP LLC

4.	H.J. Heinz Finance Company

5.	Heinz Investment Company

6.	Heinz Management L.L.C.

7.	Heinz Purchasing Company

8.	Heinz Thailand Limited

9.	Heinz Transatlantic Holding LLC

10.	HJH Overseas L.L.C.

11.	Lea and Perrins, Inc.

12.	Nancy’s Specialty Foods

13.	Heinz Foreign Investment Company